July 31, 2013

Nuveen Investment Funds, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Nuveen International Select Fund
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to Nuveen Investment Funds, Inc., a Maryland corporation (the “Company”), in rendering the opinions hereinafter set forth with respect to the authorization of the following class and series of the Company’s common shares, par value $0.0001 per share:

Designation of Shares in Articles of Incorporation or Articles Supplementary	Name as Specified in Bylaws
Class GGG Common Shares	Nuveen International Select Fund, Class A
Class GGG, Series 3 Common Shares	Nuveen International Select Fund, Class C
Class GGG, Series 5 Common Shares	Nuveen International Select Fund, Class I

The shares of the Company identified above are referred to herein collectively as the “Shares.”

We understand that the Shares will be issued pursuant to an Agreement and Plan of Reorganization (the “Agreement”), to be entered into between the Company, on behalf of the series of the Company represented by the Shares as set forth above (the “Acquiring Fund”), and the Company, on behalf of the series of the Company known as Nuveen International Fund, which is represented by the Company’s Class Q Common Shares of various series (the “Acquired Fund”), pursuant to which the Acquiring Fund will acquire substantially all of the assets of the Acquired Fund in exchange for the Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund. We also understand that the Shares are being registered under the Securities Act of 1933, as amended, pursuant to the Company’s Registration Statement on Form N-14, which is being filed on or about the date of this opinion letter (the “Registration Statement”). In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares and the authorization of the Agreement, and we have reviewed such questions of law and examined copies of such corporate records of the Company, certificates of public officials and of responsible officers of the Company, and such other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deemed proper upon certificates of public officials and of a

July 31, 2013

responsible officer of the Company. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinions hereinafter expressed, we have assumed, with the concurrence of the Company, that the Agreement will be executed and delivered by the parties thereto in substantially the form approved by the Company’s board of directors and filed with the Registration Statement; that the Shares will be issued and delivered upon the terms, in the manner and upon satisfaction of the conditions set forth in the Agreement and the Registration Statement; that the Company will not issue Shares in excess of the numbers authorized in the Company’s articles of incorporation as in effect at the date of issuance; and that the Company will maintain its corporate existence and good standing under the laws of the State of Maryland in effect at all times from the date of this opinion letter through the date the Shares are issued and delivered pursuant to the Agreement.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Maryland.

2. The Shares, when issued and delivered by the Company pursuant to, and upon satisfaction of the conditions set forth in, the Agreement, will be legally issued and fully paid and non-assessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Dorsey & Whitney LLP

CFS